EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is executed as of the 31st of December 2008, by and between David N. Vander Ploeg (“Employee”) and School Specialty, Inc. (the “Company”). Capitalized terms used herein which are not otherwise defined have the same meaning as in the Employment Agreement between the Company and the Employee dated as of April 21, 2008 (the “Employment Agreement”).

RECITALS

The Company and Employee have entered into the Employment Agreement.

The Company and Employee wish to amend the Employment Agreement so that payments of severance thereunder upon a qualifying termination of employment will not be subject to penalty or interest under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other authority promulgated pursuant to Section 409A of the Code (jointly, the “Section 409A Authority”).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee (jointly, the “Parties”), the Parties agree as follows:

1. Definition of Termination without Cause. For all purposes of the Employment Agreement, Employee’s employment shall be treated as if it were terminated without Cause if (a) the termination meets the definitions of “separation from service” and “involuntary separation from service” as set forth in Treas. Reg. §1.409A-1(h)(1) and (n)(1), respectively, and (b) the Company did not have Cause, as defined in the Employment Agreement, for terminating Employee’s employment.

2. “Specified Employee” Delay in Payments. Notwithstanding anything to the contrary contained in the Employment Agreement or this Amendment, if (a) Employee is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), and (b) any amounts or benefits to be paid to the Employee upon termination of employment without Cause, as defined in Paragraph 1, above, do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Treas. Reg. §1.409A-1(b)(4), the separation pay plan exception to deferred compensation of Treas. Reg. §1.409A-1(b)(9), or otherwise, then payments of such amounts, not exempt from Section 409A of the Code, shall be made in accordance with the terms of the Employment Agreement, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of Employee’s termination of employment without Cause, or (ii) Employee’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment without Cause, along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

3. Treatment as Separate Payments. Each payment under this Amendment will be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

4. Section 409A Compliance. The Employment Agreement, as amended by this Amendment, shall be construed and interpreted to comply with the requirements of Section 409A of the Code and the Section 409A Authority. No amendment to the Employment Agreement shall be effective if it would cause any compensation thereunder to be subject to penalty under Section 409A of the Code.

5. Effect of Amendment. The Employment Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

EMPLOYEE:

/s/ David N. Vander Ploeg
David N. Vander Ploeg

SCHOOL SPECIALTY, INC.

By:	/s/ David J. Vander Zanden
Print Name:	David J. Vander Zanden
Title:	CEO

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